As filed with the Securities and Exchange Commission on December 30, 2015

Registration No. 333-191706

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7

TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF CERTAIN REAL ESTATE COMPANIES

Carter Validus Mission Critical REIT II, Inc.

(Exact Name of Registrant as Specified in Its Governing Instruments)

4890 W. Kennedy Blvd.

Suite 650

Tampa, Florida 33609

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John E. Carter

Carter Validus Mission Critical REIT II, Inc.

4890 W. Kennedy Blvd.

Suite 650

Tampa, Florida 33609

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lisa Drummond

Carter Validus Mission Critical REIT II, Inc.

4890 W. Kennedy Blvd.

Suite 650

Tampa, Florida 33609

Tel: (813) 287-0101

Fax: (813) 287-0397

Lauren Burnham Prevost, Esq.

Heath D. Linsky, Esq.

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326-1044

(404) 233-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-191706

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of a “large accelerated filer,” “accelerated filer” and “smaller reporting company” in12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 7 to the Registration Statement on Form S-11 (Registration No. 333-191706) is filed pursuant to Rule 462(d) under the Securities Act of 1933 solely to incorporate by reference certain exhibits not previously filed with respect to such Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than Item 36(b) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.	Financial Statements and Exhibits

(b) Exhibits

The following exhibits are filed as part of this Registration Statement:

Ex.	Description

1.4	Second Amendment to the Amended and Restated Dealer Manager Agreement, by and between Carter Validus Mission Critical REIT II, Inc., Carter Validus Advisors II, LLC and SC Distributors, LLC, dated December 29, 2015 (included as Exhibit 1.1 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 30, 2015 and incorporated herein by reference).

10.64	Joinder Agreement by HCII-131 PAPILLION PARKWAY, LLC to KeyBank National Association, as Agent, dated October 14, 2015 (included as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on October 20, 2015 and incorporated herein by reference).

10.65	Second Amended and Restated Credit Agreement by and among Carter Validus Operating Partnership II, LP, as Borrower, KeyBank National Association, the other lenders which are parties to this agreement and other lenders that may become parties to this agreement, KeyBank National Association, as Agent, and SunTrust Bank, as Syndication Agent and KeyBanc Capital Markets, Inc. and SunTrust Robinson Humphrey, Inc., as Joint Lead Arrangers and Joint Book Runners and Capital One, National Association and Texas Capital Bank, N.A., as Co-Documentation Agents, dated December 22, 2015 (included as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.66	Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to KeyBank National Association, the Payee, dated December 22, 2015 (included as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.67	Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to SunTrust Bank, the Payee, dated December 22, 2015 (included as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.68	Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Capital One, National Association, the Payee, dated December 22, 2015 (included as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.69	Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Texas Capital Bank, N.A., the Payee, dated December 22, 2015 (included as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.70	Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Cadence Bank, N.A., the Payee, dated December 22, 2015 (included as Exhibit 10.6 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.71	Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Synovus Bank, the Payee, dated December 22, 2015 (included as Exhibit 10.7 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.72	Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Woodforest National Bank, the Payee, dated December 22, 2015 (included as Exhibit 10.8 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.73	Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to Renasant Bank, the Payee, dated December 22, 2015 (included as Exhibit 10.9 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.74	Amended and Restated Revolving Credit Note from Carter Validus Operating Partnership II, LP, the Maker, to USAmeribank, the Payee, dated December 22, 2015 (included as Exhibit 10.10 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.75	Term Loan Note from Carter Validus Operating Partnership II, LP, the Maker, to KeyBank National Association, the Payee, dated December 22, 2015 (included as Exhibit 10.11 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.76	Term Loan Note from Carter Validus Operating Partnership II, LP, the Maker, to SunTrust Bank, the Payee, dated December 22, 2015 (included as Exhibit 10.12 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.77	Term Loan Note from Carter Validus Operating Partnership II, LP, the Maker, to Capital One, National Association, the Payee, dated December 22, 2015 (included as Exhibit 10.13 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.78	Term Loan Note from Carter Validus Operating Partnership II, LP, the Maker, to Texas Capital Bank, N.A., the Payee, dated December 22, 2015 (included as Exhibit 10.14 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.79	Term Loan Note from Carter Validus Operating Partnership II, LP, the Maker, to Cadence Bank, N.A., the Payee, dated December 22, 2015 (included as Exhibit 10.15 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.80	Term Loan Note from Carter Validus Operating Partnership II, LP, the Maker, to Synovus Bank, the Payee, dated December 22, 2015 (included as Exhibit 10.16 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.81	Term Loan Note from Carter Validus Operating Partnership II, LP, the Maker, to Woodforest National Bank, the Payee, dated December 22, 2015 (included as Exhibit 10.17 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.82	Term Loan Note from Carter Validus Operating Partnership II, LP, the Maker, to Renasant Bank, the Payee, dated December 22, 2015 (included as Exhibit 10.18 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.83	Term Loan Note from Carter Validus Operating Partnership II, LP, the Maker, to USAmeribank, the Payee, dated December 22, 2015 (included as Exhibit 10.19 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.84	Second Amended and Restated Contribution Agreement by and among Carter Validus Operating Partnership II, LP, the Borrower, Carter Validus Mission Critical REIT II, Inc. and its Subsidiary Guarantors, collectively the Initial Guarantors, and each additional guarantor that may hereafter become a party to this agreement, dated December 22, 2015 (included as Exhibit 10.20 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.85	Second Amended and Restated Unconditional Guaranty of Payment and Performance from Carter Validus Mission Critical REIT II, Inc., et al for the benefit of KeyBank National Association dated December 22, 2015 (included as Exhibit 10.21 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.86	Amendment to Collateral Assignment of Interests by Carter Validus Operating Partnership II, LP, the Assignor, to KeyBank National Association, as Agent, dated December 22, 2015 (included as Exhibit 10.22 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 28, 2015 and incorporated herein by reference).

10.87	First Amendment to the Amended and Restated Agreement of Limited Partnership of Carter Validus Operating Partnership II, LP and Carter Validus Real Estate Management Services II, LLC, dated December 28, 2015 (included as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 000-55435) filed on December 30, 2015 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 30th day of December, 2015.

Carter Validus Mission Critical REIT II, Inc.

By:	/s/ John E. Carter
John E. Carter
Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

	Signature	Title	Date

	/s/ John E. Carter	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 30, 2015
John E. Carter

	/s/ *	Director	December 30, 2015
David Brightwell

	/s/ *	Independent Director	December 30, 2015
Randall Greene

	/s/ *	Independent Director	December 30, 2015
Jonathan Kuchin

	/s/ *	Independent Director	December 30, 2015
Ronald Rayevich

	/s/ Todd M. Sakow Todd M. Sakow	Chief Financial Officer and Treasurer (Principal Accounting Officer and Principal Financial Officer)	December 30, 2015

* By:	/s/ John E. Carter		December 30, 2015
John E. Carter
Attorney-in-fact